Exhibit 5.1

12636 High Bluff Drive, Suite 400 San Diego, California 92130-2071 Tel: (858) 523-5400 Fax: (858) 523-5450 www.lw.com

FIRM / AFFILIATE OFFICES
September 1, 2005 SkinMedica, Inc. 5909 Sea Lion Place, Suite H Carlsbad, CA 92010	Boston Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Milan Moscow New Jersey	New York Northern Virginia Orange County Paris San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.
File No. 034693-0015

Re:	Form S-1 Registration Statement
File No. 333-124374
6,037,500 Shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as counsel to SkinMedica, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 6,037,500 shares of common stock, $0.001 par value per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b), the “Shares”), pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 27, 2005 (File No. 333–124374), as amended by Amendment No. 1 filed with the Commission on June 3, 2005, Amendment No. 2 filed with the Commission on July 8, 2005, Amendment No. 3 filed with the Commission on July 27, 2005, Amendment No. 4 filed with the Commission on August 16, 2005 and Amendment No. 5 filed with the Commission on September 1, 2005 (collectively, the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Shares in the form of the specimen certificate examined by us filed as an exhibit to the Registration Statement have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for by the underwriters in the circumstances contemplated by the form of underwriting agreement filed as an exhibit to the Registration Statement, the issuance and sale of the Shares will have been duly authorized by all

September 1, 2005

necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP